Exhibit 99.2

Earnings Conference Call and Webcast – November 12, 2019 Verso Third Quarter 2019 Results

In this presentation, all statements that are not purely historical facts are forward - looking statements within the meaning of Section 27 A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934 . Forward - looking statements in this presentation include, but are not limited to, our guidance for the fourth quarter of 2019 . Forward - looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," “potential,” “will,” “may” and other similar expressions . Forward - looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso . Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business . Verso’s actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including, without limitation, the ability to obtain stockholder approval for the transaction, the risk that Verso may be unable to obtain governmental and regulatory approvals required for the transaction, or required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could cause the parties to abandon the transaction, the risk that an event, change or other circumstances could give rise to the termination of the proposed transaction, the risk that a condition to closing of the transaction may not be satisfied, the timing to consummate the proposed transaction, the risk that any announcement relating to the proposed transaction could have adverse effects on the market price of Verso’s common stock, the risk of litigation related to the proposed transaction, disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers, the diversion of management time on transaction - related issues, and those risks and uncertainties listed under the caption “Risk Factors” in Verso’s Annual Report on Form 10 - K for the fiscal year ended December 31 , 2018 , as amended on April 30 , 2019 , and from time to time in Verso’s other filings with the Securities and Exchange Commission (the “SEC”) . Verso assumes no obligation to update any forward - looking statement made in this presentation to reflect subsequent events or circumstances or actual outcomes . Additional Information and Where to Find It In connection with the proposed transactions, the Company expects to file a proxy statement, as well as other materials, with the SEC . WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION . Investors may obtain free copies of these documents free of charge at the SEC’s website (www . sec . gov) and from the Company . Participants in the Solicitation The Company, its directors, executive officers and other persons related to the Company may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction . Information about the directors and executive officers of the Company and their ownership of Company common stock is set forth in the Company’s Annual Report on Form 10 - K for the year ended December 2018 , as amended on April 30 , 2019 . Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when such materials become available . Non - GAAP Financial Information This presentation contains certain non - GAAP financial information relating to Verso, including EBITDA, Adjusted EBITDA, Adjusted SG&A and Adjusted EPS . Definitions and reconciliations of these non - GAAP measures are included in this presentation . Because EBITDA, Adjusted EBITDA and Adjusted EPS are not measurements determined in accordance with GAAP and are susceptible to varying calculations, EBITDA, Adjusted EBITDA and Adjusted EPS as presented may not be comparable to similarly titled measures of other companies . You should consider our EBITDA, Adjusted EBITDA and Adjusted EPS in addition to, and not as a substitute for or superior to, our operating or net income, which are determined in accordance with GAAP . See the Appendix in this presentation for additional information on EBITDA, Adjusted EBITDA and Adjusted EPS . Forward Looking Statements & Other Information 1

Alan Carr Co - Chairman of the Board TRANSACTION ANNOUNCEMENT Eugene Davis Co - Chairman of the Board

Androscoggin and Stevens Point mills and related assets are included in the transaction along with a four year pulp agreement with a four year renewal right for Pixelle . – Price : $400 million, $365 million of which is payable in cash and $35 million via assumption by Pixelle of net pension liabilities. The purchase price is also subject to customary working capital adjustments. – Anticipated Closing : First quarter 2020. – Anticipated Net Proceeds : Approximately $335 million, which is net of Pixelle’s assumption of approximately $ 35 million net pension liabilities, anticipated working capital adjustments and transaction expenses. – Conditions : The transaction is conditioned upon Verso stockholder approval, regulatory approvals ( Hart - Scott - Rodino and Federal Energy Regulatory Commission) and other customary conditions. Our objective is to return a significant portion of the net proceeds to stockholders after contributing approximately $53 million to the pension plan . Transaction Announcement 3

Les Lederer | Interim CEO BUSINESS UPDATE

1 See Appendix for definitions and reconciliation of EBITDA and Adjusted EBITDA. 5 • Graphic paper shipments were lower year over year as a result of a continued decrease in demand and increase in imports. • Effective inventory and capacity management, inventory down $43M vs. Q2 2019 . • Reduced SG&A and corporate overhead to maintain our industry low SG&A to sales ratio as a result of the Luke Mill closure. Q3 2019 Highlights Dollars in Millions Q3 - 19 Sales $616 Net Income /(Loss) $ 30 Adj. EBITDA 1 $ 64 Adj. EBITDA 1 Margin 10.4% • Q3 2019 Adjusted EBITDA 1 Margin at 10.4% of sales. ― Net sales up 2.3% vs. Q2 2019 driven by seasonal strength of Q3 volume ― YTD Adjusted EBITDA 1 of $177M

ALLEN CAMPBELL | CFO FINANCIAL UPDATE

Q3 18 Q3 19 Q3 18 Q3 19 Δ Δ % Net Sales $M 704 616 - Paper 696 621 (75) -11% Operating Income $M 80 28 - Pulp 58 58 - 0% Net Income (loss) $M 86 30 Total 754 679 (75) -10% Adjusted EBITDA 1 $M 108 64 NSP ($/ton) Adj. EBITDA 1 Margin % 15.3% 10.4% - Paper $ 957 $ 945 $ (12) -1% EPS - Diluted $/share 2.45 0.85 - Pulp $ 671 $ 500 $ (171) -25% Inventory ($M) $ 377 $ 416 $ 39 10% Shipments (000 tons)Income Statement • Adj. EBITDA margin of 10.4% for the quarter despite lower volume and higher maintenance costs. • Luke Mill closure incurred $4M in restructuring and $3M in post closure costs. • Paper prices down $12/ton driven by mix in Q3 2019 vs. Q3 2018 and down $20/ton vs. prior quarter. • Pulp shipments flat vs. Q3 2018 with prices down 25%. • Inventory down $43M vs. Q2 2019 with focus on reducing to 2018 year end levels. 7 Key Metrics 1 See Appendix for definitions and reconciliation of EBITDA and Adjusted EBITDA.

• Major maintenance costs were higher due to planned outage timing at our Escanaba Mill. • Inflation on direct materials was favorable due to decreased chemical, energy and purchased pulp costs, partially offset by increased wood costs. • Favorable SG&A was driven by continued cost savings initiatives. 1 See Appendix for definitions and reconciliation of EBITDA and Adjusted EBITDA. 8 Q3 2018 to Q3 2019 Adjusted EBITDA 1 Bridge ($M) 15 17 9 10 3 2 4 2 Q3 2018 Major Maint. Price/ Mix 108 Volume Pension Freight and Other COGS Q3 2019 Inflation Ops/ Downtime 64 SG&A Power outage / acid sewer failure at Wisconsin Rapids

1 Net debt = ABL borrowings less cash. | 2 $ 350M ABL facility limited by borrowing base and inclusive of cash . | 3 Includes $20M for Countervailing Duties and $16M from the sale of Wickliffe | 4 Includes changes of restricted cash. $47 $21 $(26) $(6) $(6) -$30 -$10 $10 $30 $50 $70 12/31/2018 6/30/2019 9/30/2019 Revolving Credit Cash $26M CASH • Ended the quarter with net debt of $15M with available liquidity of $294M. • Cash flow from operations continues to be adequate to fund all requirements. • Expect positive cash position at year end. 9 Liquidity, Net Debt and Cash Flow Net Debt 1 ($M) Liquidity 2 $309 $267 $294 Strong liquidity with cash from operations funding requirements. $41M $15M 3 Cash Flow ($M) Q3 2018Q3 2019 Cash Generation Cash From Operations 77$ 81$ Other 36 - Cash Generation Total 113 81 Cash Uses Pension Funding (21)$ (18)$ Capital Expenditures (23) (37) Interest Payments (4) - Cash Uses Total (48) (55) Net Cash Generated / (Used) 65$ 26$ Inc /(Dec) in Debt Balance (66)$ (26)$ Inc /(Dec) in Cash Balance 1$ -$ 3 4

32 1 15 13 3 48 7 23 10 8 50 3 23 20 4 2017 2018 2019F 2017 2018 2019 2017 2018 2019 2017 2018 2019 2017 2018 2019F Q1 Q2 Q3 Q4 FY Major Outage Timing Q1 Q2 Q3 Q4 2017 No major outage Wisconsin Rapids Androscoggin Escanaba Luke (partial) 2018 Luke Quinnesec Wisconsin Rapids Androscoggin Escanaba 2019 No major outage Androscoggin Androscoggin Wisconsin Rapids Escanaba (split Q3 & Q4) 10 Significant major outages complete for the year. Major Maintenance ($M)

Profile Post Transaction • Remaining mills located in Quinnesec and Escanaba, Michigan; Wisconsin Rapids, Wisconsin and Duluth, Minnesota. • Streamline assets into attractive markets and continued improvement to cost structure with available capital through proceeds and operating cash flow. • Manageable pension position with no long term debt. 11 1 LTM ending September 30, 2019. | 2 Verso Post Transaction LTM 1 Adjusted EBITDA Reconciliation | 3 As of December 31, 2018. 2,006 546 LTM Revenue Remain Co. Andro and SP 79% 226 47 LTM Adjusted EBITDA Remain Co. Andro and SP 83% 65 23 LTM CapEx Remain Co. Andro and SP 74% 393 35 Pension Net Unfunded Liability Remain Co. Andro and SP 92% Pending Transaction Verso Post Transaction 1 3 1 1,2 ($M) LTM Revenue Post Transaction 1 76% 15% 6% 3% Graphic Papers Specialty Papers Pulp Packaging Papers

APPENDIX

EBITDA consists of earnings before interest, taxes, depreciation and amortization . Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items that we do not consider to be indicative of our ongoing performance . We use EBITDA and Adjusted EBITDA as a way of evaluating our performance relative to that of our peers and to assess compliance with our credit facilities . We believe that EBITDA and Adjusted EBITDA are non - GAAP operating performance measures commonly used in our industry that provide investors and analysts with measures of ongoing operating results, unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies . We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors . EBITDA and Adjusted EBITDA Definitions 13

14 Q3 2018 and Q3 2019 Adjusted EBITDA Reconciliation (Dollars in millions) Q3 - 18 Q3 - 19 QoQ Δ Net income (loss) $ 86 $ 30 $ (56) Income tax expense (benefit) - (1) (1) Interest expense 15 - (15) Depreciation and amortization 28 25 (3) EBITDA $ 129 $ 54 $ (75) Restructuring charges - 4 4 Luke Mill post - closure costs - 3 3 Non - cash equity award compensation 2 2 - Post - reorganization costs 1 - (1) Countervailing duty settlement (20) - 20 (Gain) loss on sale or disposal of assets (8) (1) 7 Other severance costs - 2 2 Andro PM No. 3 startup costs 3 - (3) Other items, net 1 - (1) Adjusted EBITDA $ 108 $ 64 $ (44) Adjusted EBITDA Margin % 15.3% 10.4% - 4.9%

Q3 2018 P&L Adjusted EBITDA Add Back Items

The table below shows the Company's consolidated income statement as presented under U.S. GAAP in the first column, then adjusted to reflect the adjustments the Company uses to get from EBITDA to Adjusted EBITDA.

(Dollars in millions, except per share amounts)	Reported Q3-18	Adjustments	After Adjustments	Reported YTD Q3-18	Adjustments	After Adjustments
Net sales	$ 704	$ -	$ 704	$ 1,987	$ -	$ 1,987
Costs and expenses:						
Cost of products sold (exclusive of depreciation and amortization)	580	3 (1)	577	1,742	11 (1)	1,731
Depreciation and amortization	28	-	28	83	-	83
Selling, general and administrative expenses	25	3 (2)	22	78	13 (2)	65
Restructuring charges	-	-	-	2	2 (3)	-
Other operating (income) expense	(9)	(9) (4)	-	(7)	(7) (4)	-
Operating income (loss)	**80**	**3**	**77**	**89**	**(19)**	**108**
Interest expense	15	-	15	32	-	32
Other (income) expense	(21)	(19) (5)	(2)	(28)	(19) (5)	(9)
Income (loss) before income taxes	**86**	**22**	**64**	**85**	**-**	**85**
Income tax expense (benefit)	-	-	-	-	-	-
Net income (loss)	**$ 86**	**$ 22**	**$ 64**	**$ 85**	**$ -**	**$ 85**
Weighted average common shares outstanding (in thousands):						
Basic	34,562		34,562	34,511		34,511
Diluted	35,051		35,051	34,868		34,868
Income (loss) per share:						
Basic	$ 2.49		$ 1.85	$ 2.46		$ 2.46
Diluted	$ 2.45		$ 1.83	$ 2.44		$ 2.44

(1) Primarily related to costs incurred in connection with the upgrade of previously shuttered No. 3 paper machine and pulp line at the Androscoggin Mill.
(2) Professional fees and other charges associated with the strategic alternatives initiative, amortization of non-cash incentive compensation and other miscellaneous adjustments.
(3) Charges are primarily associated with the closure of the Wickliffe Mill.
(4) Gain on the sale of the Wickliffe Mill in September 2018 and fees associated with our prior Chapter 11 cases.
(5) Countervailing duty settlement gains pursuant to the Settlement Agreement and other miscellaneous adjustments.

VERSO.

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Q3 2019 P&L Adjusted EBITDA Add Back Items

The table below shows the Company's consolidated income statement as presented under U.S. GAAP in the first column, then adjusted to reflect the adjustments the Company uses to get from EBITDA to Adjusted EBITDA.

(Dollars in millions, except per share amounts)	Reported Q3-19	Adjustments	After Adjustments	Reported YTD Q3-19	Adjustments	After Adjustments
Net sales	$ 616	$ -	$ 616	$ 1,857	$ -	$ 1,857
Costs and expenses:						
Cost of products sold (exclusive of depreciation and amortization)	536	3 (1)	533	1,625	4 (1)	1,621
Depreciation and amortization	25	-	25	157	76 (2)	81
Selling, general and administrative expenses	23	4 (3)	19	76	16 (3)	60
Restructuring charges	4	4 (4)	-	44	44 (4)	-
Other operating (income) expense	-	(1) (5)	1	2	-	2
Operating income (loss)	**28**	**(10)**	**38**	**(47)**	**(140)**	**93**
Interest expense	-	-	-	2	-	2
Other (income) expense	(1)	-	(1)	(3)	-	(3)
Income (loss) before income taxes	**29**	**(10)**	**39**	**(46)**	**(140)**	**94**
Income tax expense (benefit)	(1)	-	(1)	-	-	-
Net income (loss)	**$ 30**	**$ (10)**	**$ 40**	**$ (46)**	**$ (140)**	**$ 94**
Weighted average common shares outstanding (in thousands):						
Basic	34,686		34,686	34,599		34,599
Diluted	35,137		35,137	34,599		35,110
Income (loss) per share:						
Basic	$ 0.86		$ 1.17	$ (1.33)		$ 2.73
Diluted	$ 0.85		$ 1.15	$ (1.33)		$ 2.69

(1) Costs incurred after production ceased at the Luke Mill that are not associated with product sales or restructuring activities.
(2) Accelerated depreciation associated with the closure of the Luke Mill.
(3) Professional fees and other charges associated with strategic alternatives initiative, severance and related benefit costs not associated with restructuring activities, amortization of non-cash incentive compensation and other miscellaneous adjustments.
(4) Restructuring charges associated with the closure of the Luke Mill.
(5) Realized (gain) loss on the sale or disposal of assets and other miscellaneous adjustments.

VERSO

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LTM[1] EBITDA to Adjusted EBITDA Reconciliation

(Dollars in millions)	12 Months Ended December 31, 2018	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2019	12 Months Ended September 30, 2019
Net income (loss)	$ **171**	$ **85**	$ **(46)**	$ **40**
Income tax expense	-	-	-	-
Interest expense	33	32	2	3
Depreciation and amortization	111	83	157	185
EBITDA	$ **315**	$ **200**	$ **113**	$ **228**
Adjustments to EBITDA:				
Restructuring charges (1)	1	2	44	43
Luke Mill post-closure costs (2)	-	-	4	4
Non-cash equity award compensation (3)	8	6	10	12
(Gain) loss on sale or disposal of assets (4)	(8)	(8)	-	-
Post-reorganization costs (5)	4	3	-	1
Strategic initiatives costs (6)	5	5	1	1
Other severance costs (7)	-	-	4	4
Androscoggin PM No. 3 startup costs (8)	10	10	-	-
Countervailing duty settlement (9)	(42)	(20)	-	(22)
Other items, net (10)	3	2	1	2
Adjusted EBITDA	$ **296**	$ **200**	$ **177**	$ **273**

(1) For 2018, charges are primarily associated with the closure and relocation of the Memphis office headquarters and closure of the Wickliffe Mill. For 2019, charges are primarily associated with the closure of the Luke Mill.

(2) Costs incurred after production ceased at the Luke Mill that are not associated with product sales or restructuring activities.

(3) Amortization of non-cash incentive compensation.

(4) Realized (gain) loss on the sale or disposal of assets, including a $9 million gain on the sale of the Wickliffe Mill in September 2018.

(5) Fees associated with our prior Chapter 11 cases.

(6) Professional fees and other charges associated with strategic alternatives initiative.

(7) Severance and related benefit costs not associated with restructuring activities.

(8) Costs incurred in connection with the upgrade of previously shuttered No. 3 paper machine and pulp line at the Androscoggin Mill.

(9) Countervailing duty settlement gains pursuant to the Settlement Agreement.

(10) Other miscellaneous adjustments.

VERSO

[1]Twelve months ended September 30, 2019

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18 Verso Post Transaction LTM 1 Adjusted EBITDA Reconciliation Verso Androscoggin & Stevens Point Verso Post Transaction (Dollars in millions, except per share amounts) 12 Months Ended September 30, 2019 12 Months Ended September 30, 2019 12 Months Ended September 30, 2019 Net sales $ 2,552 $ 546 $ 2,006 Costs and expenses Cost of products sold (Exclusive of depreciation and amortization) 2,204 484 1,720 Depreciation and amortization 185 17 168 Selling, general and administrative expenses 100 15 85 Restructuring charges 43 - 43 Other operation (income) expense 4 - 4 Operating income (loss) 16 30 (14) Interest expense 3 - 3 Other (income) expense (27) - (27) Income (loss) before income taxes 40 30 10 Income tax benefit - - - Net income (loss) $ 40 $ 30 $ 10 Income tax expense - - - Interest expense 3 - 3 Depreciation and amortization 185 17 168 EBITDA $ 228 $ 47 $ 181 Restructuring charges 43 - 43 Luke Mill post - closure costs 4 - 4 Non - cash equity award compensation 12 - 12 Post - reorganization costs 1 - 1 Countervailing duty settlement (22) - (22) Other severance costs 4 - 4 Strategic initiatives costs 1 - 1 Other items, net 2 - 2 Adjusted EBITDA $ 273 $ 47 $ 226 1 Twelve months ended September 30, 2019